Exhibit 10.21

STOCK PURCHASE AND REORGANIZATION AGREEMENT

dated as of January 22, 2007

between

Northwest Airlines, Inc.

and

Mesaba Aviation, Inc.

C-1

i

2.15	Employee Benefit Plans	17

2.16	Environmental Matters	19

2.17	Title; Condition of Assets	19

2.18	Suppliers	19

2.19	U.S. Citizen; Air Carrier	20

2.20	Brokers	20

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER	20

3.1	Organization and Good Standing	20

3.2	Authority, Approvals, Enforceability and Consents	20

3.3	Financial Capability	21

3.4	Brokers	21

3.5	Buyer Committee	21

ARTICLE IV	COVENANTS	21

4.1	Access	21

4.2	Announcements	22

4.3	Conduct of Business of the Company Prior to the Closing	22

4.4	Further Assurances	24

4.5	Additional Agreements; Notification of Certain Matters	25

4.6	Bankruptcy Proceedings	26

4.7	Acquisition Proposals	28

4.8	Key Employees	30

4.9	State Property Taxes	30

4.10	Cure Amounts	31

ARTICLE V	CONDITIONS TO THE OBLIGATIONS OF BUYER TO EFFECT THE CLOSING	31

5.1	Representations and Warranties; Agreements; Covenants	31

5.2	HSR	31

5.3	DOT and FAA; Authorizations; Permits; Consents	32

5.4	Injunction; Litigation; Legislation	32

5.5	Key Employees	32

5.6	Bankruptcy	32

5.7	Delivery of Transaction Documents	32

5.8	Parent	32

ARTICLE VI	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE CLOSING	33

6.1	Representations and Warranties; Agreements; Covenants	33

6.2	HSR Act; DOT and FAA	33

6.3	Injunction	33

6.4	Bankruptcy	33

6.5	Delivery of Transaction Documents	33

ARTICLE VII	TERMINATION	33

7.1	Termination.	33

7.2	Effect of Termination.	35

ARTICLE VIII	MISCELLANEOUS	35

8.1	Expenses	35

8.2	Survival	36

8.3	Certain Interpretative Matters	36

8.4	Notices	36

8.5	Assignment	38

8.6	Entire Agreement	38

8.7	Modifications, Amendments and Waivers	38

8.8	Counterparts	39

8.9	Governing Law	39

8.10	Severability	39

8.11	Submission to Jurisdiction; Waivers	39

8.12	Specific Performance	40

8.13	No Presumption	40

8.14	No Third Party Beneficiary	40

8.15	Representations.	41

Exhibit A                Certain Defined Terms

Exhibit B                Form of Plan

Exhibit C                Form of Buyer Approval Order

STOCK PURCHASE AND REORGANIZATION AGREEMENT

This Stock Purchase and Reorganization Agreement, dated as of January 22, 2007 (this “Agreement”), is between Northwest Airlines, Inc., a Minnesota corporation (“Buyer”) and Mesaba Aviation, Inc., a Minnesota corporation (the “Company”).  Capitalized terms used but not defined herein have the meanings assigned to them on Exhibit A.

WHEREAS, MAIR Holdings, Inc., a Minnesota corporation (“Parent”) is the sole owner of the Company’s issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”).

WHEREAS, the Company filed on October 13, 2005 (the “Company Petition Date”), a voluntary petition (the “Company Case”) for relief under chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Minnesota (the “Company Bankruptcy Court”);

WHEREAS, on September 14, 2005, Buyer and certain of its Affiliates filed a voluntary petition (the “Buyer Case”) for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Buyer Bankruptcy Court”);

WHEREAS, the Company intends to seek the entry of an order of the Company Bankruptcy Court (the “Company Confirmation Order”) to approve the restructuring of the Company pursuant to a plan of reorganization, substantially in the form attached hereto as Exhibit B (the “Plan”, and such restructured Company, “Reorganized Company”), including the approval of this Agreement and the authorization of the Company to consummate the transactions contemplated hereby and thereby, and Buyer intends to seek the entry of an order of the Buyer Bankruptcy Court to approve this Agreement, the Allowed Claim and the authorization of Buyer to consummate the transactions contemplated hereby (the “Buyer Approval Order”);

WHEREAS, the Official Committee of Unsecured Creditors of the Company (the “Company Committee”) has agreed to submit a letter of support with respect to the Plan to be mailed to all creditors of the Company along with the Disclosure Statement and ballots; and

WHEREAS, pursuant to the Plan, the Company desires to sell to Buyer new shares of common stock representing 100 percent of the ownership interests of the Reorganized Company and to cancel the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

CANCELLATION AND PURCHASE AND SALE OF SHARES

1.1           Cancellation and Purchase and Sale.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing and pursuant to the Plan (i) all Company Equity shall, without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired and shall cease to exist and (ii) Reorganized Company shall issue and sell to Buyer and Buyer shall purchase from Reorganized Company 1,000 duly and validly authorized and issued, fully paid and nonassessable shares (the “New Shares”) of common stock, par value $.01 per share (the “New Common Stock”) of Reorganized Company, free and clear of all Liens.  The transactions referred to in the foregoing clause (i) are herein referred to as the “Equity Cancellation” and the transactions referred to in the foregoing clause (ii) are herein referred to as the “New Shares Issuance”.  The Equity Cancellation and the New Shares Issuance are herein collectively referred to as the “Cancellation and Issuance”.

(b)           As consideration for the New Shares, Buyer agrees that, upon the consummation of the Closing, the Company Bankruptcy Estate shall have a final, non-appealable order, including the waiver of Bankruptcy Code Section 502(j) reconsideration rights, granting the Company an allowed general unsecured claim in the Buyer Case in an amount equal to $145 million plus interest on such amount from and after the petition date of Buyer’s Case (the “Buyer Petition Date”) to the extent that other general unsecured creditors of Buyer receive interest from and after the Buyer Petition Date pursuant to Buyer’s plan of reorganization (the “Allowed Claim”).  The parties acknowledge and agree that the Allowed Claim will not be effective unless and until the Closing has been consummated.  The Allowed Claim will be classified as a general unsecured claim in the plan of reorganization submitted to the Buyer Bankruptcy Court and supported by Buyer in the Buyer Case and will receive the same treatment in such plan of reorganization as the other general unsecured claims against Buyer.  Notwithstanding anything in this Agreement to the contrary, the parties understand and agree that unless and until the Plan becomes effective, the Closing is consummated and the transactions contemplated hereby have been consummated, nothing in this Agreement or any other Transaction Document shall have, or shall be deemed to have, created an allowed claim in the Buyer Case or constitute an admission by Buyer, the Company or any of their Affiliates as to the amount, if any, of the Company’s claim against the Buyer Bankruptcy Estate, nor of Buyer’s claim against the Company Bankruptcy Estate.  The parties agree that from the date of this Agreement until the Closing, the Company shall have the right to enter into a forward Contract with a Third Party to sell the Allowed Claim (the “Forward Contract”, and the aggregate consideration in exchange for the Allowed Claim, valued as of the date of the Forward Contract, provided for in the Forward Contract is herein referred to as the “Forward Price”), provided that the settlement of any such Forward Contract shall be contingent on the consummation of the Closing.

(c)           From the date of this Agreement until the entry of the Company Confirmation Order, Buyer and the Company agree that Buyer, in its sole discretion, shall have the right to revise Schedule A-1 and Schedule A-4 to (i) designate any Company Agreement that is not an Assumed Contact or a Rejected Contract as either an Assumed Contract or a Rejected Contract; it being agreed that any Company Agreement that is not so designated shall be deemed to be a Rejected Contract and (ii) designate any Company Agreement that was as of the date of this Agreement set forth on Schedule A-1 or Schedule A-4, as applicable, as (A) an Assumed Contract as a Rejected Contract and (B) a Rejected Contract as an Assumed Contract, provided that if the aggregate unsecured claim amount attributable to rejection damages with respect to any additional Rejected Contracts under clause (ii)(A) minus the aggregate unsecured claim amount attributable to rejection damages with respect to any additional Assumed Contracts under clauses (i) and (ii)(B) exceeds $1 million (the “Rejection Excess”), then Buyer will pay, simultaneous with the consummation of the Closing, to the Company Bankruptcy Estate an amount in cash equal to such Rejection Excess.

(d)           Solely to the extent that the Company’s aggregate Cash (without giving effect to any proceeds received in connection with a Forward Contract) were not sufficient to satisfy the post Company Petition Date amounts set forth on Schedule 1.1(d) that are due and payable at the time of the effectiveness of the Plan (any such aggregate Cash deficiency amount, the “Deficiency”), then, simultaneous with the consummation of the Closing, Buyer shall pay to the Company Bankruptcy Estate the lesser of the Deficiency or the Cap, provided that Buyer shall under no circumstance be obligated to pay an amount that is in excess of the Cap.

(e)           Each of the parties understands and agrees that unless the Closing is consummated, nothing contained in this Agreement shall constitute an admission by Buyer, the Company or any of their Affiliates as to the amount, if any, of the Company’s claim against the Buyer Bankruptcy Estate on account of rejection of that certain Airline Services Agreement between Buyer and the Company (the “ASA”) or otherwise, nor of Buyer’s claim against the Company Bankruptcy Estate.  In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Buyer expressly reserves the right to assert that the rejection damages claim of the Company from rejection of the ASA or otherwise is an amount that is lower than the Allowed Claim plus the Cap, including zero, and the Company expressly reserves the right to assert that the rejection damages claim of the Company from rejection of the ASA or otherwise is an amount higher than the Allowed Claim plus the Cap.   Further, in the event that the transactions contemplated hereby are not consummated, the Company expressly reserves the right to assert that the claim of Buyer is an amount lower than the Buyer Claim, including zero, and Buyer expressly reserves the right to assert that the claim of Buyer is an amount higher than the Buyer Claim.  In addition, neither Buyer nor the Company makes any representation as to the value to be distributed with respect to allowed unsecured claims in the Buyer Case or the Company Case, respectively. Except with respect to the Buyer Claim and the Allowed Claim and with respect to any matter arising out of this Agreement or any Transaction Document, upon consummation of the Closing, each of Buyer, the Buyer Bankruptcy Estate and the Company Bankruptcy Estate agrees that it has no Claims arising from the beginning of the world until the Closing Date against the other Person or the other Person’s Affiliates and that such Person shall not assert any such Claim against the other Person or the other Person’s Affiliates.

1.2           Closing.  Subject to Section 1.4, on the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place:  (a) at the offices of Hughes Hubbard & Reed LLP, One Battery

Park Plaza, New York, New York, at 10:00 a.m., local time, on the third Business Day after the day on which the last to be satisfied or waived of the conditions to the Closing set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived; or (b) at such other time, on such other date and at such other place as may be mutually agreed upon by the parties.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”

1.3           Deliveries at the Closing.  In addition to the other requirements set forth herein, at the Closing:

(a)           Reorganized Company shall deliver to Buyer:

(i)            one or more certificates representing the New Shares, and any other documents that are necessary to issue and transfer to Buyer good, valid and marketable title to all the New Shares free and clear of all Liens;

(ii)           if requested by Buyer, instruments evidencing the resignation, effective as of the Closing, of the directors of Reorganized Company;

(iii)          the certificate called for by Section 5.1;

(iv)          certificates from appropriate government officials certifying as to the good standing of Reorganized Company in its jurisdiction of organization and in each jurisdiction in which Reorganized Company is qualified to conduct business as a foreign corporation; and

(v)           all other instruments and documents reasonably requested by Buyer;

(b)           Buyer shall deliver to

(i)            the Company, the certificate called for by Section 6.1;

(ii)           the Company Bankruptcy Estate, the amount, if any, payable by Buyer pursuant to Section 1.1(c), in immediately available funds, to an account designated by the Company in writing to Buyer at least three Business Days prior to the Closing;

(iii)          the Company Bankruptcy Estate, the amount, if any, payable by Buyer pursuant to Section 1.1(d), in immediately available funds, to an account designated by the Company in writing to Buyer at least three Business Days prior to the Closing;

(iv)          the Company Bankruptcy Estate, a certificate of Buyer executed by an officer of Buyer stating that (a) the Buyer Approval Order has been entered by the Buyer Bankruptcy Court, is a Final Order and is in full force and effect and (b) all conditions set forth in the Buyer Approval Order have been satisfied; and

(v)           all other instruments and documents reasonably requested by the Company.

1.4           Plan of Reorganization.  The Cancellation and Issuance shall be effected pursuant to a Plan confirmed by the Company Bankruptcy Court. The Closing Date shall occur as provided in Section 1.2.

1.5           Assets and Liabilities.  Pursuant to the Plan, on the effective date of the Plan and at the consummation of the Closing:

(a)           (i) Reorganized Company shall own the Company Assets, free and clear of all Liens and (ii) the Company Bankruptcy Estate shall own the Excluded Assets; and

(b)           the only Liabilities of Reorganized Company shall be the Assumed Liabilities, and all other Liabilities of the Company, including the Excluded Liabilities, shall be solely the obligation and Liability of the Company Bankruptcy Estate.

1.6           Timing and Interpretation.  The parties understand and agree that any reference to the Company shall, with respect to any matter determined as of the Closing, be deemed to be a reference to Reorganized Company as if it were the successor to the Company.

1.7           Buyer Claim.  As part of the consideration for the transactions contemplated by this Agreement, the Company agrees that the Buyer Bankruptcy Estate shall have a final, non-appealable order, including the waiver of Bankruptcy Code Section 502(j) reconsideration rights, granting Buyer an allowed general unsecured claim in the Company Case in an amount equal to $7,300,000 plus interest on such amount from and after the Company Petition Date to the extent that other general unsecured creditors of the Company receive interest from and after the Company Petition Date pursuant to the Plan (the “Buyer Claim”).  The parties acknowledge and agree that the Buyer Claim will not be effective unless and until the Closing has been consummated.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows:

2.1           Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted and currently contemplated to be conducted.  The Company is duly qualified to do business and is in good standing as a foreign corporation in the states and jurisdictions set forth on Schedule 2.1 and in each other jurisdiction where qualification as a foreign corporation is required.  Prior to the date of this Agreement, the Company has delivered to Buyer complete and correct copies of the articles of incorporation, bylaws and other organizational documents of the Company, each as presently in effect.

2.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 10,000 shares of Common Stock.  As of the date of this Agreement and immediately prior to the Equity Cancellation, there are 500 shares of Common Stock issued and outstanding, all of which are owned by Parent.  As of the Cancellation and Issuance, the New Shares shall constitute all the issued and outstanding shares of New Common Stock of Reorganized Company.  As of the Cancellation and Issuance, the New Shares shall have been duly and validly authorized and issued, shall be fully paid and nonassessable with no personal liability attaching to the ownership thereof and shall not have been issued in violation of any preemptive right or of any federal or state securities law.  Except for the New Shares Issuance, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights.  There is no “phantom stock,” stock appreciation rights or other similar rights the value of which is related to or based upon the price or value of any class or series of capital stock of the Company.  No Person is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.  The Company has not granted to any Person the right to demand or request that the Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company.

(b)           The Company (i) does not own and is not bound by any Contract or other obligation to acquire or sell, any equity securities of or ownership interest in any Person or any direct or indirect equity or ownership interest in any other business and (ii) is not bound by any joint venture Contract or any Contract or other obligation to provide funds to, or make any investment in, any Person.

2.3           Authority, Approvals, Enforceability and Consents.

(a)           The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by it and, subject to entry of the Company Confirmation Order, to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Company and, subject to entry of the Company Confirmation Order, no other corporate proceedings or other approvals on the part of the Company are necessary to authorize, approve and perform its obligations under this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby.

(c)           This Agreement has been, and the other Transaction Documents to be executed and delivered by the Company at the Closing will, at the Closing, have been, duly executed and delivered by the Company and, subject to entry of the Company Confirmation Order, constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to the discretion of the Company Bankruptcy Court for so long as the Company Bankruptcy Court retains jurisdiction over the Company Case.

(d)           The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed and delivered by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)            contravene any provision of the articles of incorporation or bylaws (or comparable organizational documents) of the Company;

(ii)           subject to entry of the Company Confirmation Order, after notice or lapse of time or both, result in a material violation, material conflict with, or material breach of any provision of, constitute a material default under, result in or permit the material modification, revocation, cancellation, termination or acceleration of, any Contract to which the Company is a party or by which any of its properties or assets are bound or otherwise subject or, require any consent or waiver of any party to any such Contract;

(iii)          result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire or other interest in, any properties, assets or rights of the Company;

(iv)          to the Company’s Knowledge, violate or conflict with any Law applicable to the Company or its business or properties; or

(v)           except for the Company Confirmation Order and any authorization, consent, order, permit, approval, notice, filing, registration or qualification (i) required under the HSR Act, (ii) with, from or to the Federal Aviation Administration (the “FAA”) and (iii) with, from or to the United States Department of Transportation (the “DOT”), require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

2.4           Financial Statements.

(a)           Schedule 2.4 sets forth a true, correct and complete copy of:

(i)            the audited balance sheet of the Company as of March 31, 2005 and March 31, 2006, and the related audited statements of operations, stockholders equity and cash flows for the fiscal years ended on such dates, together with the notes thereto, in each case examined by and accompanied by the report of Deloitte & Touche LLP, independent certified public accountants, and

(ii)           the unaudited balance sheet of the Company as of September 30, 2006, and the unaudited statements of operations, stockholders equity and cash flows for the 6-month period ended on such date, together with the notes thereto;

(all the foregoing financial statements, including the notes thereto being referred to herein collectively as the “Company Financial Statements”).  The Company Financial Statements are in accordance with the books and records of the Company and fairly present the financial position, results of operations, stockholders equity and cash flows of the Company as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied during such periods, and the unaudited financial statements included in the Company Financial Statements include all adjustments, except for normal recurring year end accruals, which are not, individually or in the aggregate, material, and the unaudited financial statements included in the Company Financial Statements do not include footnotes.  The books and accounts of the Company are complete and correct and fully and accurately reflect the transactions of the Company in all material respects.

(b)           The management of the Company has:  (i) designed disclosure controls and procedures to ensure that material information relating to the Company is made known to the management of the Company by others within the Company; and (ii) disclosed, based on its most recent evaluation, to the Parent’s outside auditors and the Board of Directors of the Company (or its audit committee, if any) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Parent’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  A summary of any of those disclosures made by management to the Parent’s auditors and the Board of Directors of the Company (or its audit committee, if any) has been furnished to Buyer prior to the date of this Agreement.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  To the Company’s Knowledge, Parent’s auditors and the Company’s chief executive officer and chief financial officer would be able to give the certifications and attestations contemplated by the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act of 2002, insofar as they relate to the Company only, without qualification, when next due.

(c)           Since December 31, 2003, none of the Company or any director, officer, employee, auditor, accountant or representative of the Company has received, and the Company has no Knowledge of, any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company with respect to the Company Financial Statements or the internal accounting controls of the Company.  No attorney representing the Company has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(d)           To the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law.

(e)           The Company has not engaged in any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended).

2.5           Absence of Undisclosed Liabilities.  As of the date of this Agreement and immediately prior to the Cancellation and Issuance, the Company has no Liability and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a Liability, except for (a) Liabilities expressly set forth on Schedule 2.5, (b) Liabilities reflected or reserved against in the balance sheet as of March 31, 2006 (the “Balance Sheet Date”) included in the Company Financial Statements (the “Company Balance Sheet”), and (c) current Liabilities incurred in the Ordinary Course after the Balance Sheet Date which have not had, or would not reasonably be expected to have, a Material Adverse Effect.  As of the Closing, Reorganized Company shall have no Liability and there shall not be any existing condition, situation or set of circumstances which is reasonably expected to result in such a Liability, except for the Assumed Liabilities.

2.6           Absence of Certain Changes.  Since the Balance Sheet Date, the Company has conducted its business only in the Ordinary Course and:

(a)           except as set forth on Schedule 2.6 and the effects in existence as of the date hereof resulting from the Company Bankruptcy Case, there has been no:

(i)            development, change, event or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect;

(ii)           physical damage, destruction or loss in an amount exceeding $250,000  in the aggregate affecting the assets of the Company that is not covered by insurance or has not been remedied within 30 days;

(b)           except as set forth on Schedule 2.6, the Company has not, directly or indirectly:

(i)            amended or otherwise changed its articles of incorporation, bylaws or comparable organizational documents;

(ii)           (A) issued, granted or sold any shares of its capital stock, (B) issued, granted or sold any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any of its shares of capital stock, or (C) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (A) or (B) of this paragraph (ii);

(iii)          declared, set aside or paid any dividend or other distribution (whether in Cash, stock, property or any combination thereof) in respect of any shares of its capital stock, or purchased, redeemed or otherwise acquired, any shares of its capital stock;

(iv)          made any capital expenditures or appropriations or commitments with respect thereto, except to the extent of the total dollar amounts and, to the extent indicated therein, at the times set forth in the Company’s 2006 or 2007 capital expenditure budget that have been furnished to Buyer prior to the date of this Agreement;

(v)           created, incurred or assumed any indebtedness for money borrowed or obligations in respect of capital leases;

(vi)          paid, discharged or satisfied Liabilities which involve payments or commitments to make payments, other than Liabilities incurred in the Ordinary Course;

(vii)         assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person;

(viii)        entered into any transaction involving total payments to or by the Company of, or involving the acquisition or disposition by the Company of property, assets or rights having a value of, more than $250,000 in the aggregate;

(ix)           approved or put into effect any increase in compensation or benefits payable to any of the employees of the Company, made any bonus payment to any of the employees of the Company, entered into or adopted a new Benefit Plan, or amended any Benefit Plan to increase the amount of compensation or benefits payable thereunder;

(x)            changed the accounting methods, principles or practices employed by the Company, except as required by GAAP;

(xi)           subjected to any Lien (other than Permitted Liens) any assets of the Company;

(xii)          changed or modified any of the following:  (A) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (B) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (C) payment policies, procedures and practices with respect to accounts payable;

(xiii)         settled any Tax audit or other proceeding, made or changed any Tax election, Tax accounting method or practice or filed any amended Tax Return; or

(xiv)        authorized any of, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

2.7           Taxes.  Except as set forth on Schedule 2.7,

(a)           The Company and any consolidated, combined or unitary group of which the Company is or was a member, have timely filed all Tax Returns which are required to be filed by them and all Taxes that are due with respect to the periods covered by such Tax Returns (whether or not shown as due on any Tax Return) have been timely paid.  All such Tax Returns are true, correct and complete in all material respects.  The Company has provided Buyer with access to complete and accurate copies of all such Tax Returns for which the statute of limitations remains open.  All Taxes of the Company attributable to periods or portions thereof ending on or before the Balance Sheet Date were paid prior to the date of the Company Balance Sheet or have been included in a liability accrual for Taxes on the Company Balance Sheet.  Since the Balance Sheet Date, the Company has not incurred any Taxes other than Taxes incurred in the Ordinary Course consistent in type and amount (relative to the results of operations of the Company and taking into account changes in Tax rates and other changes in applicable Tax law) with past practice.

(b)           The Company has been included in the consolidated federal income Tax Return filed by Parent and, where permitted, in combined, consolidated, or unitary Tax Returns with Parent for state Tax purposes.  Following the Closing Date, the Company shall not have any Liability with respect to any such Tax Returns.

(c)           The Company has duly withheld, collected and timely paid all Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person and has complied with all information reporting requirements with respect to such amounts.

(d)           No audit or other proceeding by any taxing authority is pending or threatened in writing with respect to any Taxes due from the Company, or with respect to any Tax Return filed or required to be filed by or relating to the Company.  No assessment or deficiency for any Tax is proposed nor, to the Knowledge of the Company, is threatened against the Company.

(e)           To the Company’s Knowledge, no claim has been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax or required to file a Tax Return in such jurisdiction.  There are no outstanding waivers or consents that have been given by the Company regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.  There are no Liens on any of the assets of the Company that arose in connection with any failure to pay Taxes, other than for Taxes that are not yet due and payable.

(f)            The Company has not requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement or entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective.  The Company is not subject to a Tax sharing, allocation, indemnification or similar agreement.

(g)           The Company is not participating and has not participated in a reportable or listed transaction within the meaning of Treas. Reg. Section 1.6011-4 or Section 6707A(c) of the Code.

(h)           The Company has not been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the two-year period ending on the date of this Agreement.

2.8           Legal Matters.

(a)           Except as set forth on Schedule 2.8(a) hereto, (i) there is no claim, action, suit, litigation, investigation, inquiry, review, demand, request for information or proceeding (collectively, “Claims”) pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel, commission or other Government Authority and (ii) the Company is not operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order (collectively, “Judgments”) of any Government Authority.

(b)           The business of the Company has been and is being conducted in all material respects in compliance with all applicable Laws, operating certificates, common carrier obligations, airworthiness directives, federal aviation regulations, and all applicable rules, regulations, directives and policies of any Government Authority.

(c)           The Company has, and is in all material respects in compliance with, all Permits required, issued or granted by all applicable Laws and all applicable rules, regulations, directions or policies of any Government Authorities.  Schedule 2.8(c) lists all material Permits owned or held by the Company.  The Company owns or hold all Permits material to the conduct of its business.  No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any Permit held by the Company.  The Company has not received any written notice asserting any noncompliance with any Permit.

2.9           Real Property.

(a)           The Company does not own any Real Property.

(b)           Schedule 2.9(b)-1 lists all Real Property Leases.  The Real Property described on Schedule 2.9(b)-1 is referred to as the “Leased Real Property.”  Copies of all written (and summaries of all oral) Real Property Leases have been provided to Buyer prior to the date of this Agreement.  Subject to assumption under bankruptcy law, (i) each of the Real Property Leases is in full force and effect, and (ii) the Company has the right to conduct business in each Leased Real Property for the remaining term of the applicable Real Property Lease.  The Leased Real Properties and their condition are adequate for the uses for which they are used by the Company.  All options to renew, rights of first offer and rights of first refusal with regard to the Real Property Leases, exercisable prior to the Closing have been properly exercised.  Prior to the date of this Agreement, the Company has delivered to Buyer copies of all subleases with respect to any Real Property Lease (collectively, the “Subleases”) entered into by the Company

(all of which are listed on Schedule 2.9(b)-2).  All Subleases are in full force and effect, and all necessary consents with respect thereto have been obtained.

2.10         Aircraft.

(a)           Schedule 2.10(a) sets forth a true and complete list of all aircraft owned or leased by the Company (such aircraft, together with their engines, and any parts, components, instruments, appurtenances, accessories, furnishings and other equipment attached or relating to such aircraft or engines are collectively referred to herein as the “Aircraft”), including the type and aircraft number of each such Aircraft and the date the Company placed such Aircraft in service or proposes to place such Aircraft in service.  The Company has a valid ownership or leasehold interest in each of the Aircraft, and the owned Aircraft are owned by the Company free and clear of all Liens, except as set forth on Schedule 2.10(a).  All Aircraft owned or leased by the Company are in airworthy condition and are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of the Company.  The Company has implemented maintenance schedules with respect to their respective Aircraft that, if complied with, would result in the satisfaction of all material requirements under all applicable airworthiness directives and federal aviation regulations required to be complied with in accordance with the FAA-approved maintenance program of the Company, and the Company is in compliance with such maintenance schedules in all material respects and has no reason to believe that it will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules.  All deferred maintenance items and temporary repairs with respect to each Aircraft have been or will be made in accordance with FAA, manufacturer’s and the Company’s maintenance programs.

(b)           Schedule 2.10(b) sets forth a true and complete list containing all Contracts pursuant to which the Company may purchase or lease aircraft, including the manufacturer and model of all aircraft subject to each Contract. The Company has provided to Buyer true and complete copies of all Contracts listed on Schedule 2.10(b) prior to the date of this Agreement.  No Aircraft is subleased to or otherwise in the possession of another Person other than the Company.

(c)           Each Aircraft has a validly issued, current individual aircraft FAA certificate of airworthiness with respect to such Aircraft which satisfies all requirements for the effectiveness of such FAA certificate of airworthiness.  Each Aircraft is properly registered on the FAA aircraft registry.  Each Aircraft’s structure, systems and components are functioning in accordance with its intended use as set forth in FAA-approved documentation, including any applicable manuals, technical standard orders or parts manufacturing approval certificates.

2.11         Intellectual Property.

(a)           Schedules 2.11(a)-1 to 4 set forth an accurate and complete list of (1) all Domain Names of which the Company is the registrant or of which a third party is the registrant for the benefit of the Company (collectively, the “Company Registered Domain Names”); (2) all registered Marks and pending applications for registration of Marks owned by the Company (collectively, the “Company Registered Marks”); (3) all Patents owned by the Company (collectively, the “Company Patents”); and (4) all registered Copyrights and all pending applications for registration of Copyrights by the Company (collectively, the “Company Registered Copyrights”and, together with the Company Registered Domain Names, the Company Registered Marks and the Company Patents, the “Company Registered IP”).  To the Company’s Knowledge, the conduct of the business of the Company as currently conducted, does not infringe upon or misappropriate or violate the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any third party.  The Company Registered IP has not been the subject of a judicial finding or opinion, nor has any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property been received by the Company.  No claim or notice has been asserted against the Company in writing or, to the Knowledge of the Company, orally, that the conduct of the business of the Company as currently conducted infringes in any material respect upon or misappropriates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any third party, in each case, except with respect to claims or notices that have been fully resolved.  The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP, and all documents, recordations and certificates necessary to be filed by the Company to maintain the effectiveness of the Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no item required to be listed in Schedule 2.11(a)-1 to 4, has lapsed, expired or been abandoned or canceled other than in the Ordinary Course.  The Company has used reasonable best efforts to protect its rights and the secrecy of its confidential information and Trade Secrets, including by requiring that all employees, consultants and independent contractors who are involved in the creation of Intellectual Property for the Company enter into non-disclosure and invention assignment agreements.  The Company owns all right, title and interest in and to the Company Registered IP, or have a valid license to use (if required), each other item of Intellectual Property currently used by the Company in its business and is entitled to use any such Company Registered IP or other Intellectual Property used in the operation of its business as currently conducted to the extent such use is material to such business, free and clear of all Liens other than Permitted Liens.  There are no claims asserted or threatened by the Company that a third Person infringes, misappropriates or otherwise violates any of the Company Registered IP.

(b)           The Company Registered IP and the other Intellectual Property owned by the Company, together with the rights granted to the Company under the Inbound IP Agreements and under any “shrink-wrap” or “click-wrap” license agreements relating to software desktop applications, are sufficient for the continued conduct of the business of the Company after the Closing Date in the same manner as such business were conducted prior to the Closing Date in all material respects, and neither the execution of this Agreement nor the consummation of any transaction contemplated hereby will adversely affect any of the rights of the Company with respect to the Intellectual Property owned by the Company or Intellectual Property licensed by the Company pursuant to the Inbound IP Agreements.

2.12         Insurance.  Schedule 2.12 lists each insurance policy maintained by, at the expense of or for the benefit of, the Company with respect to its properties and assets.  Prior to the date of this Agreement, the Company has furnished to Buyer true and complete copies of all such policies.  All such insurance policies are in full force and effect and the Company is not in default with respect to its obligations under any such insurance policy.  The Company has not received any written notice regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of premiums payable with respect to any insurance policy.

2.13         Company Agreements.

(a)           Schedule 2.13(a) lists as of the date of this Agreement (i) each Company Agreement that is material to the business, assets, Liabilities, results of operation, operations, financial condition or EBITDA of the Company, and (ii) without regard to materiality, each of the following:

(i)            any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company;

(ii)           any guaranty, direct or indirect, primary or secondary, by the Company of any obligation for borrowings or otherwise, excluding endorsements made for collection in the Ordinary Course;

(iii)          any Company Agreement made other than in the Ordinary Course;

(iv)          any Company Agreement providing for the grant of any preferential rights to purchase or lease any material assets of the Company or any assets related to any RJ-85 aircraft;

(v)           any Company Agreement providing for any obligation to register any shares of the capital stock or other securities of the Company with the Securities and Exchange Commission or otherwise relating to such stock or other securities;

(vi)          any Company Agreement providing for any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii)         any Company Agreement that is a collective bargaining agreement with any labor union;

(viii)        any Company Agreement providing for any lease or similar arrangement for the use by the Company of personal property involving payments of in excess of $20,000 per annum;

(ix)           any Company Agreement to which any Insider is a party;

(x)            any Company Agreement with a term in excess of one year or providing for aggregate payments in excess of $15,000 or $100,000 for all such Company Agreements that are not otherwise listed on Schedule 2.13(a);

(xi)           any Company Agreement that contains a non-competition provision relating to the business of the Company or any of its Affiliates or any other Contract restricting the right of the Company or any of its Affiliates to conduct business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business, or that grants the other party or any third Person “most favored nation” status;

(xii)          any Company Agreement that is a partnership, joint venture or similar agreement;

(xiii)         any Company Agreement that is generating or is expected to generate revenue to the Company; and

(xiv)        any Company Agreement relating to the acquisition or disposition of any material portion of its business.

(b)           Copies of all written Company Agreements referred to on Schedule 2.13(a) have been delivered to Buyer prior to the date of this Agreement, and the Company has provided Buyer with accurate and complete written summaries of all such Company Agreements that are unwritten.

(c)           Except for matters that would be resolved by the Company Confirmation Order, (i) all of the Company Agreements (except for any Rejected Contracts) are in full force and effect and are valid and binding on and enforceable against the Company in accordance with their terms and, to the Knowledge of the Company, on and against the other parties thereto (with respect to such other parties and as to enforceability only, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), (ii) neither the Company nor, to the Knowledge of the Company, any other party to any Company Agreement (except for any Rejected Contracts), is in material breach of, or material default under, any such Company Agreement (except for any Rejected Contracts) and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a material breach of, or material default under, any such Company Agreement (except for any Rejected Contracts) and (iii) there are no unresolved disputes under any Company Agreement (except for any Rejected Contracts).  The Company has not waived any material right under any Company Agreement (except for any Rejected Contracts).  Except with respect to the Company Case, the Company has not given to or received from any other Person, at any time since December 31, 2004, any notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Agreement (except for any Rejected Contracts).

2.14         Labor Relations.

(a)           Schedule 2.14(a) lists as of the date of this Agreement all employees of the Company, including for each such employee (i) his or her name; (ii) his or her job title; (iii) his or her status as a full-time or part-time employee; (iv) his or her base salary or wage rate; (v) his or her bonus entitlement; and (vi) whether or not each such employee is actively at work and, if not, the reason that such employee is not actively at work.

(b)           Schedule 2.14(b) lists as of the date of this Agreement all individuals who perform services for the Company as an independent contractor or a leased employee, the services they perform, their rate of compensation and any bonus entitlement.

(c)           Except as set forth in Schedule 2.14(c), (i) no employees of the Company are covered by a collective bargaining agreement; (ii) no employees of the Company are, or within the last three years have been, represented by a union or other labor organization, association or bargaining agent; and (iii) to the Knowledge of the Company, no employee organizing efforts are now being conducted or pending with respect to employees of the Company.  Except as set forth in Section 2.14(c), within the last three years, there has been no strike, work stoppage, work slowdown or other material labor dispute with respect to employees of the Company, nor, to the Knowledge of the Company, is any such action threatened.  The Company is not involved in nor, to the Knowledge of the Company, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company.

(d)           The Company has paid or made provision for the payment of all salaries and accrued wages and has complied in all material respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and have withheld and paid to the appropriate Government Authority, or are holding for payment not yet due to such Government Authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of the Company.

(e)           Except as set forth in Schedule 2.14(e), there are no claims or disputes pending or, to the Knowledge of the Company, threatened by any current or former employee of the Company in relation to his or her employment with, or termination of employment from, the Company.

2.15         Employee Benefit Plans.

(a)           Schedule 2.15(a) lists (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all other employee benefit plans, arrangements and policies, including all stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, unemployment, severance, employee loan, educational assistance or other similar plans, arrangements and policies, and (iii) all employment, consulting, retention, severance or change-in-control agreements, in each case, that is sponsored or maintained by the Company or to which the Company is a party, contributes or is required to contribute, on behalf of current or former employees, consultants or directors of the Company or their respective beneficiaries or dependents, whether or not written (“Benefit Plans”).  The Company has not communicated to present or former employees of the Company or formally adopted or authorized any additional

Benefit Plan or any change in or termination of any existing Benefit Plan.  Except for rights under COBRA, no Benefit Plan covers employees other than employees of the Company.  The Company has delivered to Buyer complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, any employee handbook applicable to employees of the Company, and, with respect to each Benefit Plan, the current summary plan description, all related trust agreements and insurance contracts, the latest IRS determination letter, the last three annual financial statements, and the last three annual reports on IRS Form 5500 (including all required schedules and accountant’s opinions).

(b)           Except as set forth in Schedule 2.15(b), each Benefit Plan is and has been operated and administered in all material respects in accordance with (i) its terms and (ii) all applicable Laws.  Each Benefit Plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan.  All material contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.  No Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA.  No Benefit Plan is a multiemployer plan within the meaning of 4001(a)(3) of ERISA, and the Company does not have any Liability with respect to any such plan.  No Benefit Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA or a plan subject to Section 412 of the Code, and the Company does not have any Liability with respect to any such plan.  To the Company’s Knowledge, no event has occurred and no condition exists with respect to any Benefit Plan which could subject any Benefit Plan or the Company, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a tax, penalty or fine under ERISA or the Code.  No actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending with respect to any Benefit Plan or, to the Knowledge of the Company, threatened, and the Company has no Knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the Ordinary Course).  No Benefit Plan is currently under governmental investigation or audit and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration.  To the Company’s Knowledge, no event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any entity required to be aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code which could subject the Company to liability, including liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA.

(c)           Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Company.  No payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.  Each “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) that is subject to Section 409A of the Code has at all times been operated in compliance with the requirements of Section 409A of the Code and applicable regulations and other guidance promulgated thereunder.  Substantially adequate and complete records have been and are maintained with respect to each Benefit Plan and are in the custody of the Company or a third party service provider retained by the Company.

2.16         Environmental Matters.  The Company has complied with, and the Company and the real property owned, used or leased by it, are in compliance with, the provisions of all applicable Environmental Laws in all material respects.  The Company has not received any written notice and is not otherwise aware of any existing claim or the basis for any claim by any Government Authority or any Third Party that the Company or the condition of the real property owned, used or leased by it has violated or is subject to liability pursuant to any Environmental Law which has or would reasonably be expected to have a Material Adverse Effect.  There are no facts, events or conditions with respect to the past or present operation of the business of the Company or any Environmental Conditions at any of the real properties owned, used or leased by the Company which could reasonably be expected to interfere with or prevent continued compliance with, or could reasonably be expected to give rise to any Claim under, Environmental Laws, which has or would reasonably be expected to have a Material Adverse Effect.  The Company is not subject to any material Liability under any Environmental Law.  There are no underground storage tanks on or under any of the real property owned or leased by the Company.  The Company has delivered to Buyer, prior to the date of this Agreement, true and complete copies of any environmental reports, studies or surveys prepared by or for the Company or any of its Representatives.

2.17         Title; Condition of Assets.

(a)           The Company has good and marketable title to or valid leasehold or license interests in all of the assets and properties that it purports to own, lease or license (including those assets reflected on the Company Financial Statements and all of their Intellectual Property), free and clear of any Liens other than any Permitted Lien.  Such assets and properties (i) constitute all of the assets and properties which are owned, used or held for use in the conduct by the Company of its business as it is currently conducted and (ii) are suitable for the purposes for which they are currently used and currently proposed to be used.  Except as provided in Schedule 2.17(a) with respect to shared insurance, no Insider has any right in or to any of the assets and properties which are owned, used or held for use in the conduct by the Company of its business as they are currently conducted.

(b)           The tangible personal property of the Company is in good working condition and repair, reasonable wear and tear and loss due to normal operations excepted.

2.18         Suppliers.  Schedule 2.18 lists the Company’s top 20 suppliers (by volume of purchases from such suppliers), for the fiscal year ended March 31, 2006 and the 6-month period ended September 30, 2006.  Except as set forth in Schedule 2.18, the Company has not received any notice from any of the suppliers on Schedule 2.18 to the effect that, and the Company has no reason to believe that, any such supplier will stop, materially decrease the rate of, or materially change the terms with respect to, supplying materials, products or services to the Company.

2.19         U.S. Citizen; Air Carrier.  The Company is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of the Federal Aviation Act operating under certificates issued pursuant to the Federal Aviation Act (49 U.S.C. §§ 41101-41112).

2.20         Brokers.  Neither the Company nor its directors, officers or employees, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case, in connection with the transactions contemplated by this Agreement or any other Transaction Document.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer hereby represents and warrants as follows:

3.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

3.2           Authority, Approvals, Enforceability and Consents.

(a)           Buyer has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by Buyer and, subject to entry of the Buyer Approval Order, to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Buyer and, subject to entry of the Buyer Approval Order, no other corporate proceedings on the part of Buyer are necessary to authorize, approve and perform its obligations under this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the transactions contemplated hereby and thereby.

(c)           This Agreement has been and the other Transaction Documents to be executed and delivered by Buyer at the Closing will, at the Closing, have been duly executed and delivered by Buyer, and, subject to entry of the Buyer Approval Order, constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the discretion of the Buyer Bankruptcy Court for so long as the Buyer Bankruptcy Court retains jurisdiction over the Buyer Case.

(d)           The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not:

(i)            contravene any provisions of the certificate of incorporation or bylaws of Buyer;

(ii)           after notice or lapse of time or both, result in a material violation, material conflict with, or material breach of any provision of, constitute a material default under, result in or permit the material modification, revocation, cancellation, termination or acceleration of, any Contract to which Buyer is a party or by which any of its properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Contract;

(iii)          subject to entry of the Buyer Approval Order, to the actual knowledge of the Senior Vice President of Finance of Buyer and the Vice President – Law of Buyer, violate or conflict with any Law applicable to Buyer or its business or its properties; or

(iv)          except for the Buyer Approval Order and any authorization, consent, order, permit, approval, notice, filing, registration or qualification (i) required under the HSR Act, (ii) with, from or to the FAA and (iii) with, from or to the DOT, require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

3.3           Financial Capability.  Buyer, at the Closing, will have sufficient funds available to pay any amounts due to the Company Bankruptcy Estate under Sections 1.1(c) and 1.1(d).

3.4           Brokers.  Neither Buyer nor its directors, officer or employees, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case, in connection with the transactions contemplated by this Agreement or any other Transaction Document that would be payable by the Company or its Affiliates (other than Buyer or its Affiliates).

3.5           Buyer Committee.  As of the date of this Agreement, Buyer has communicated the material terms of this Agreement, the Allowed Claim and the transactions contemplated hereby to the Committee of Unsecured Creditors (the “Buyer Committee”) in the Buyer Case and, to the actual knowledge of the Chief Financial Officer of Buyer and the Senior Vice President of Finance of Buyer, which are the Buyer’s primary officers involved in discussions with the Buyer Committee, neither Buyer nor its Representatives has received any indication from the Buyer Committee that it will object to this Agreement, the Allowed Claim or the transactions contemplated hereby.

ARTICLE IV

COVENANTS

4.1           Access.  Between the date hereof and the Closing, the Company will, during normal business hours and upon reasonable advance notice, (i) provide, to Buyer and its Representatives, full access to any and all premises, properties, files, books, records, documents, and other information of the Company (including any Tax Returns filed by the Company and any consolidated, combined or unitary income Tax Returns which include the Company) and will cause their officers and employees to furnish to Buyer and its Representatives any and all financial, technical and operating data and other information pertaining to the businesses and properties of the Company, (ii) make available for inspection and copying (at Buyer’s expense) by Buyer and its Representatives true and complete copies of any documents relating to the foregoing and (iii) make available to Buyer and its Representatives the Company’s management personnel and will cause such personnel to cooperate with Buyer and its Representatives and to provide assistance as requested by Buyer and its Representatives in connection with the transactions contemplated by this Agreement.  Following the Closing, the Company will, during normal business hours and upon reasonable advance notice, solely in connection with the enforcement of the terms of this Agreement and the Plan, the claims allowance process and the transactions contemplated by the Plan, without interfering with the conduct of the business of the Company, and at the Company Bankruptcy Estate’s expense, (i) provide, to the Company Bankruptcy Estate and its Representatives, full access to any and all files, books, records, documents, and other information of the Company (including any Tax Returns filed by the Company and any consolidated, combined or unitary income Tax Returns which include the Company), in each case, for periods prior to the Closing, (ii) make available for inspection and copying by the Company Bankruptcy Estate and its Representatives true and complete copies of the foregoing, and (iii) make available, for limited and inconsequential periods of time (individually and in the aggregate), to the Company Bankruptcy Estate and its Representatives the Company’s management personnel for the purpose of answering questions of the Company Bankruptcy Estate and its Representatives in connection with the claims allowance process and the transactions contemplated by the Plan; provided that prior to the Company being obligated to granting such access, inspection and copying rights, the Company Bankruptcy Estate and its Representatives shall have agreed in writing with the Company to keep confidential any information provided to the Company Bankruptcy Estate or its Representatives pursuant to this Section as if such information were “Evaluation Material” as such term is defined in the Confidentiality Agreement.  Between the date hereof and the Closing, on a weekly basis, the Company shall cause its Vice President of Finance to meet with Representatives of Buyer (the “Weekly Meeting”).  At each Weekly Meeting, the Company’s Chief Financial Officer shall present to the Buyer’s Representatives, in writing, all of the Company’s reasonably expected uses of its Cash for the weekly period immediately following such Weekly Meeting, it being understood and agreed that such expected uses shall be consistent with the terms of this Agreement.

4.2           Announcements.  Between the date hereof and the Closing, the Company covenants that it will not issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Buyer, except as and to the extent that the Company determines in good faith that it is so obligated by Laws, in which case the Company shall give notice in advance of the Company’s intent to issue such press release or make such public announcement to Buyer, and Buyer and the Company shall use reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

4.3           Conduct of Business of the Company Prior to the Closing.  During the period from the date of this Agreement to the Closing, the Company shall:  (w) operate its business only in the Ordinary Course and in compliance with all Laws; (x) use its commercially reasonable efforts to preserve its business organization intact; (y) use its commercially reasonable efforts to keep available to itself the present services of its employees; and (z) use its commercially reasonable efforts to preserve for itself the goodwill of its suppliers, distributors and others with whom business relationships exist.  Without limitation of the foregoing, except and to the extent (A) as otherwise expressly permitted by this Agreement, (B) as Buyer may approve in writing (such approval not to be unreasonably withheld), (C) as set forth in Schedule 4.3 or (D) required to comply with any applicable Law, the Company shall not, directly or indirectly:

(a)           amend or otherwise change its certificate of incorporation or bylaws;

(b)           merge or consolidate with any other Person, acquire any operation or business from any other Person, or restructure, reorganize or completely or partially liquidate;

(c)           except for the New Shares Issuance, (i) issue, grant or sell any shares of its capital stock, (ii) issue, grant or sell any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares of its capital stock, (iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this paragraph (b), or (iv) make any other changes in its equity capital structure;

(d)           declare, set aside or pay any dividend or other distribution in respect of any shares of its capital stock, or except for the Equity Cancellation, cancel, reclassify, split, combine, subdivide, purchase, redeem or otherwise acquire, any shares of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(e)           use any of its Cash except to satisfy administrative claims and obligations that are, and to the extent, specifically set forth on Schedule 1.1(d);

(f)            create, incur, repay, prepay or assume any indebtedness for money borrowed or obligations in respect of capital leases;

(g)           assume, endorse, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person;

(h)           (i) approve or put into effect any increase in compensation or benefits payable to any of its employees, make any bonus payment to any of its employees or amend any Benefit Plan to increase the amount of compensation or benefits payable thereunder; or (ii) enter into or adopt any new Benefit Plan;

(i)            change the accounting methods, principles or practices employed by the Company, except as required by GAAP;

(j)            terminate, amend, modify, waive any rights or exercise an extension or renewal option under any Company Agreement on Schedule 2.13(a) or that would have had to be disclosed on Schedule 2.13(a) had it been entered into prior to the date of this Agreement;

(k)           enter into any Contract containing a “non-compete”, “non-solicitation”, “most favored nation”, “exclusivity” or similar provision that would restrict the Company or Buyer or any of its Affiliates after the Closing;

(l)            enter into any Contract that would have had to be disclosed on Schedule 2.13(a) had it been entered into prior to the date of this Agreement (it being understood and agreed by the parties that entry into any such Contract by the Company shall also require the prior written consent of legal or financial advisors of the Company Committee, such consent not to be unreasonably withheld) or assume pursuant to the Bankruptcy Code any Company Agreement;

(m)          mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its assets except to the extent such mortgage, pledge or Lien would be released, removed and/or satisfied under the terms of the Company Confirmation Order;

(n)           change or modify any of the following:  (i) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (ii) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (iii) payment policies, procedures and practices with respect to accounts payable;

(o)           sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, transfer or allow to lapse or expire or otherwise dispose of any material assets (other than any of the foregoing actions which are in the Ordinary Course and are not in the aggregate material);

(p)           enter into a transaction with an Insider or make any payment to, or receive any payment from, an Insider (other than payroll obligations earned in the Ordinary Course);

(q)           except for unsecured creditors’ Claims, settle, waive or release any Claims or rights other than in the Ordinary Course;

(r)            settle any Tax audit or other proceeding, make or change any Tax accounting method or practice or Tax election or file any amended Tax Return; or

(s)           authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

4.4           Further Assurances.  Each party hereto covenants from the date of this Agreement to the Closing (and subject to the other terms and conditions of this Agreement):

(a)           to cooperate with the other parties and to take such actions as may be necessary, in each case, as promptly as possible in (i) determining whether notices, declarations, registrations and filings are required to be made with or consents required to be obtained from any Third Party or Government Authority in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and in making or causing to be made any such notices, declarations, registrations and filings promptly (including any authorization, consent, order, permit, approval, notice, filing, registration or qualification (A) required under the HSR Act, (B) with, from or to the FAA and (C) with, from or to the DOT, which in the case of clause (A) will be made within ten days of the date of this Agreement and with respect to clauses (B) and (C) will be made promptly following the date of this Agreement); (ii) seeking to terminate any waiting periods under the HSR Act as soon as practicable; (iii) obtaining, in a timely manner, any such consents; and (iv) furnishing the other party and to the other party’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions;

(b)           to keep the other party hereto informed in all material respects of any material communications received by such party from, or given by such party to, any Government Authority with respect to the transactions contemplated by this Agreement and to consult with the other party hereto in advance of any meeting or conference with any Government Authority with respect to the transactions contemplated by this Agreement;

(c)           to use reasonable best efforts and cooperate with the other parties hereto to obtain all consents required from Third Parties, whose consent or approval is required pursuant to any Company Agreement or otherwise to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that Buyer will have no obligation to give any guarantee or other consideration of any nature in connection with any such required consents or to consent to any change in the terms of any Assumed Contract; and

(d)           without limiting the specific obligations of any party under any covenant or agreement under this Agreement, to use reasonable best efforts to take all action and do all things necessary in order to promptly consummate the transactions contemplated hereby and the other Transaction Documents, including satisfaction, but not waiver, of the conditions precedent set forth in Articles V and VI.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Buyer or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Buyer contained in this Agreement be breached or deemed breached as a result of the failure of Buyer to take any of the following actions) (i) agree to or otherwise become subject to any limitations on (A) the right of Buyer effectively to control or operate its and its Affiliates’ business (including the business of the Company) or assets (including the assets of the Company), (B) the right of Buyer to acquire the New Shares, (C) the right of Buyer to exercise full rights of ownership of its business (including the business of the Company) or assets (including the assets of the Company), or (D) its, the Company’s or their respective Affiliates’ DOT or FAA certificates, (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Buyer or any of its Affiliates or the business of the Company or any of the assets of the Company or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices.

4.5           Additional Agreements; Notification of Certain Matters.

(a)           Between the date hereof and the Closing, the Company will confer on a regular and frequent basis with one or more designated Representatives of Buyer to report operational matters relating to the Company and to report the general status of ongoing operations of the Company.  Without limiting the foregoing, the Company will give prompt notice in writing to Buyer of:  (i) any information that indicates that any of its representations and warranties contained in this Agreement was not true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar materiality qualification set forth therein) as of the date of this Agreement or will not be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar materiality qualification set forth therein) as of the Closing, (ii) any event that has, or would reasonably be expected to have, a Material Adverse Effect, (iii) the occurrence of any event or the existence of any circumstance which will result, or is reasonably likely to result, in the failure to satisfy a condition specified in Article V hereof, (iv) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (v) any notice of, or other communication relating to, any default under or breach of, or event which, with notice or lapse of time or both, would become a default under or breach of, any Company Agreement, (vi) any emergency or other change in the Ordinary Course or in the operation of the properties of the Company, and (vii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by or of any Government Authority or adjudicatory proceedings involving any property of the Company, and, in the case of any event contemplated by clauses (i) through (vii) will keep Buyer fully informed of such event and permit Buyer and its Representatives access to all materials prepared in connection therewith.

(b)           If any Claim against the Company shall have been instituted before any arbitrator, court or other Government Authority to restrain or prohibit, or to obtain damages in respect of, the consummation of the transactions contemplated hereby or by the other Transaction Documents, then the Company shall (i) in good faith defend against any such Claim, (ii) promptly provide Buyer and its counsel with copies of all documents in its possession relating to such Claim, (iii) prior to filing or providing any document to, or having discussions with, a Third Party relating to such Claim, provide Buyer with a reasonable opportunity to review, comment on and approve such documents and allow Buyer to participate in any such discussions, and (iv) not settle any such Claim or waive or release any rights with respect to such claim without Buyer’s prior written consent.

(c)           Buyer shall promptly notify the Company and the Company Committee if it receives any firm indication from the Buyer Committee that the Buyer Committee objects to any provision of this Agreement, the Allowed Claim or the transactions contemplated hereby.

4.6           Bankruptcy Proceedings.

(a)           As soon as reasonably practicable after the date hereof (but not later than January 22, 2007 with respect to the Plan and January 23, 2007 with respect to the Disclosure Statement), the Company shall file with the Company Bankruptcy Court (i) a Disclosure Statement with respect to the Plan meeting the requirements of Section 1125(b) of the Bankruptcy Code (the “Disclosure Statement”), and (ii) the Plan (it being understood and agreed that, prior to or after the foregoing filings have been made, upon Buyer’s request, the Company shall, within three Business Days following such request, file a motion with the Company Bankruptcy Court binding the Company to all the provisions of this Agreement relating to the Termination Fee).  The Company shall take all reasonably necessary actions in order to obtain approval of the Disclosure Statement and confirmation of the Plan as reasonably expeditiously as possible.  The Plan, any and all exhibits and attachments to the Plan, the Disclosure Statement, and the orders approving the same (including the Company Confirmation Order) shall be reasonably acceptable, in form and substance, to Buyer, shall be consistent with the transactions contemplated hereunder, and shall not be filed until consented to by Buyer.  The Company shall provide Buyer and its counsel with copies of all motions, applications, supporting papers and notices prepared by the Company relating to the approval of the Disclosure Statement and the Plan prior to the filing of such documents and shall provide Buyer with a reasonable opportunity to review, comment on and approve such documents.  The parties shall consult with each other prior to taking any action in or with respect to the Company Case or the Buyer Case that is reasonably likely to have a material effect on the transactions contemplated hereunder.  Buyer shall provide the Company with all information concerning Buyer and its Affiliates as is required or reasonably advisable to be included in the Disclosure Statement.  Without limiting any other provision of this Agreement, the Company Confirmation Order shall find and provide, among other things, that (i) the Company Assets shall be transferred to Reorganized Company consistent with this Agreement, (ii) the only Liabilities assumed by Reorganized Company shall be the Assumed Liabilities as provided in this Agreement, (iii) none of Reorganized Company, Buyer or their Affiliates is acquiring or assuming the Excluded Assets, Excluded Liabilities or any other Person’s Liabilities, (iv) all Assumed Contracts shall be assumed by and assigned to Reorganized Company pursuant to Section 365 of the Bankruptcy Code and all Cure Amounts in respect thereof shall be the responsibility of the Company Bankruptcy Estate, and Buyer shall have no obligation to pay, or have any Liability for, such Cure Amounts, (v) the Cancellation and Issuance shall be effected, (vi) Buyer be granted the Buyer Claim, (vii) Buyer has acted in good faith within the meaning of Section 363(m) of the Bankruptcy Code and, as such, is entitled to the protections afforded thereby, (viii) the Allowed Claim and the Forward Contract shall be approved and (ix) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions.  The Company shall file, within two weeks following the filing of the Disclosure Statement, a motion requesting that the Company Bankruptcy Court establish an Administrative Claim Bar Date and a Cure Claim Bar Date that conform with Sections 1.2, 1.46 and 1.48 of the Plan.  Prior to the Effective Date (as defined in the Plan) of the Plan, the parties hereby agree to comply with Sections 1.43, 1.113, 6.5, 6.5.1 and 6.5.2 of the Plan.

(b)           Buyer shall, as soon as reasonably practicable after the date hereof, but not later than 15 days hereafter, file with the Buyer Bankruptcy Court a motion to approve the transactions contemplated hereunder, including the Allowed Claim.  The proposed Buyer Approval Order to be submitted with the motion shall be substantially in the form attached hereto as Exhibit C.

(c)           Each of the parties shall use reasonable best efforts, and cooperate, assist and consult with each other, as promptly as practicable, to secure approval of the Disclosure Statement, confirmation of the Plan and approval of the transactions contemplated by the Plan and this Agreement from the Company Bankruptcy Court and the Buyer Bankruptcy Court, as applicable.  Neither the Plan nor the Disclosure Statement nor any other material document relating to the transactions contemplated hereby shall be amended, modified, supplemented, withdrawn or revoked without the consent of Buyer; provided, however, that such consent shall not be unreasonably withheld.  The parties hereto acknowledge and agree that it would not be unreasonable for Buyer to decline to consent to any Plan modification which would require the payment of any additional consideration by Buyer under the Plan or which would reduce or impair the Company Assets or increase the Assumed Liabilities.  If the Company Confirmation Order, the Buyer Approval Order or any other orders of the Company Bankruptcy Court or Buyer Bankruptcy Court relating to this Agreement, the Disclosure Statement, the solicitation of acceptances of the Plan or confirmation of the Plan shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Buyer and the Company will cooperate in taking such steps to prosecute diligently such appeal, petition or motion, each of Buyer and the Company shall use reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

(d)           Upon consummation of the Closing, Buyer shall fully support the Allowed Claim and shall not file any motion or seek any hearing challenging such Allowed Claim or recovery thereunder.  From the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VII and the consummation of the Closing, Buyer shall use its commercially reasonable efforts to obtain the support of the Buyer Committee for the Agreement, the Allowed Claim and the transactions contemplated hereby.

4.7           Acquisition Proposals.

(a)           Until this Agreement has been terminated in accordance with Section 7.1(a)(viii) (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.2(b) have been made), the Company shall not, and shall cause its Representatives, not to, directly or indirectly, (1) encourage (including by way of furnishing or disclosing information), solicit, initiate, make or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (2) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Buyer or any of its Representatives) in connection with any Acquisition Proposal, (3) approve or recommend, or propose to approve or recommend or publicly announce it is considering approving or recommending, any Acquisition Proposal or (4) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal.  Notwithstanding the foregoing, at any time prior to the entry of the Company Confirmation Order, the Company and its Representatives may:

(i)            participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the entry of the Company Confirmation Order if and so long as (A) none of the Company or any of the Representatives of the Company has solicited such Acquisition Proposal or otherwise violated any of the provisions of this Section 4.7, (B) the Board of Directors of the Company determines in good faith that (I) such Person is reasonably capable of consummating a Superior Proposal taking into account the legal, financial, regulatory, bankruptcy and other aspects of such Acquisition Proposal and (II) such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, (C) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable Law, (D) at least three Business Days prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company provides Buyer with written notice of the identity of such Person and of the Company’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, (E) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company receives from such Person an executed confidentiality agreement containing terms no less restrictive upon such Person, in any respect, than the terms applicable to Buyer under the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company or have the effect of prohibiting the Company from satisfying its obligations under this Agreement, and (F) at least one Business Day prior to furnishing or disclosing any nonpublic information to such Person, the Company furnishes such information to Buyer (to the extent such information has not been previously delivered or made available by the Company to Buyer); and

(ii)           approve or recommend, or enter into, a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Company after the date of this Agreement and prior to the entry of the Company Confirmation Order if and so long as (A) none of the Company or any of the Representatives of the Company has solicited such Acquisition Proposal or otherwise violated any of the provisions of this Section 4.7, (B) the Company provides Buyer with written notice indicating that the Company, acting in good faith, believes that the Acquisition Proposal is reasonably likely to constitute a Superior Proposal and, therefore, plans to conduct a meeting of the Board of Directors of the Company for the purpose of considering whether the Acquisition Proposal constitutes a Superior Proposal, which notice shall be delivered to Buyer at least three Business Days prior to the date of such meeting of the Board of Directors of the Company, (C) during the three Business Day period after the Company provides Buyer with the written notice described in clause (B) above, the Company shall cause its financial and legal advisors to negotiate in good faith with Buyer (to the extent Buyer wishes to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal and, therefore, the Company would be required to proceed with the transactions contemplated hereby on such adjusted terms, (D) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, the Board of Directors of the Company makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (E) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failing to approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal would constitute a breach of its fiduciary duties under applicable Law and (F) not later than the earlier of the approval or recommendation of, or the execution and delivery of a definitive agreement with respect to, any such Superior Proposal, the Company (I) terminates this Agreement pursuant to Section 7.1(a)(viii) and (II) makes the payment of the Termination Fee required to be made pursuant to Section 7.2(b).

(b)           In addition to the obligations of the Company set forth in Section 4.7(a), within 24 hours of the receipt thereof, the Company shall provide Buyer with written notice of (i) any request for information, any Acquisition Proposal or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place, and the Company shall promptly provide Buyer with copies of any written materials received by the Company in connection with any of the foregoing.  The Company shall keep Buyer fully informed of the status and general progress (including amendments or proposed amendments to any material terms) of any such request or Acquisition Proposal and keep Buyer fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations.  Without limiting the Company’s obligations under Section 4.7(a), the Company shall provide Buyer with notice at least three Business Days prior to (or such lesser notice as is provided to the members of the Board of Directors of the Company) any meeting of the Board of Directors of the Company at which the Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.

(c)           The Company shall, and shall cause and instruct its Representatives to, immediately cease all discussions or negotiations, if any, with any Person other than Buyer that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal.  The Company shall immediately request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all nonpublic information heretofore furnished to such Person by or on behalf of the Company.  Any violation of this Section 4.7 by the Company’s Representatives shall be deemed to be a breach of this Agreement by the Company, whether or not such Representative is authorized to act and whether or not such Representative is purporting to act on behalf of the Company.  The parties acknowledge and agree that for purposes of this Section 4.7, Parent shall be deemed to not be a Representative of the Company.

4.8           Key Employees.  The Company shall use its best efforts to keep available the services of each of the Key Employees by offering to continue to employ them until Closing, provided that:  (a) from the date of this Agreement through the Closing, the Company shall pay and provide to each such employee the compensation and benefits provided by the Company to such employee as of the date of this Agreement and (b) on or prior to March 1, 2007, and subject to any customary conditions of Buyer for employment of management personnel, Buyer shall provide to each of the Key Employees (with a copy to the Company) a written offer of continued employment by the Company (each, a “Continued Offer of Employment”) that will include an annual base salary no less than the annual base salary paid to such employee by the Company on the day prior to commencement of the Company Case, such employment to become effective upon consummation of the Closing.

4.9           State Property Taxes.  If, following the consummation of the Closing, the Company’s position with respect to state property taxes for periods (or portions thereof) following the Company Petition Date is challenged by a Government Authority (the “Challenger”) and, prior to the Closing, the Company had paid such taxes consistent with Schedule 1.1(d), then Buyer shall assume the defense of such challenge, and if such challenge is successful, then Buyer shall pay any additional amounts finally adjudicated to be owed to the Challenger with respect to such post Company Petition Date taxes.

4.10         Cure Amounts.  Notwithstanding any other provisions of this Agreement to the contrary, upon receipt by the Company of a written notice from Buyer with respect to the following matters, (a) the Company shall be permitted to use up to $4.5 million of its Cash to pay, upon consummation of the Closing, for Cure Amounts and (b) effective as of immediately prior to the consummation of the Closing, Schedule 1.1(d) shall be automatically and without any further action be amended to include such Cure Amounts which shall not exceed $4.5 million.  Any Cure Amount proposed by the Company to be paid in connection with the schedule referred to in Section 1.113 of the Plan shall require Buyer’s prior written approval.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS
OF BUYER TO EFFECT THE CLOSING

The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Buyer as provided herein except as otherwise required by applicable Law:

5.1           Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3, 2.5, 2.6(a)(i) and 2.20 of this Agreement that are qualified as to materiality or by reference to Material Adverse Effect or another similar materiality qualification shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and such representations and warranties of the Company that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).  All the other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar materiality qualification set forth therein) does not have, and would not reasonably be expected to have a Material Adverse Effect.  Each of the obligations of the Company required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with by it in all material respects as of the Closing.  At the Closing, Buyer shall have received a certificate, dated the Closing Date and duly executed by the chief executive officer and the chief financial officer of the Company on behalf of the Company, to the effect that the conditions set forth in the two preceding sentences have been satisfied.

5.2           HSR.  All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.

5.3           DOT and FAA; Authorizations; Permits; Consents.  (a) All approvals and authorizations required to be obtained from the DOT and FAA in connection with the transactions contemplated hereby shall have been obtained, (b) all notices, declarations, reports, waivers, filings, consents, registrations, approvals, permits or authorizations required to be obtained from any other Government Authority in connection with the transactions contemplated hereby shall have been obtained, (c) all Permits required by the Company to operate its business in the manner operated prior to the Closing shall be in full force and effect and (d) all consents and approvals required to be obtained in connection with the transactions contemplated hereby under any licenses and Contracts shall have been obtained.

5.4           Injunction; Litigation; Legislation.  (a) No party hereto or any of their Affiliates shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents, (b) no Claim shall have been instituted before any arbitrator, court or other Government Authority to restrain or prohibit, or to obtain damages in respect of, the consummation of the transactions contemplated hereby or by the other Transaction Documents, (c) there shall not be any pending or threatened Claim by any Person relating to the Company or the transactions contemplated hereby which could reasonably be expected to limit or materially adversely affect Buyer’s ability effectively to exercise full rights of ownership of the New Shares or to operate the business of the Company and (d) no action shall have been taken, or no statute, rule, regulation or order shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby.

5.5           Key Employees.  Each Key Employee shall, to the extent that he or she received a Continued Offer of Employment, have accepted his or her Continued Offer of Employment and shall not have revoked or terminated such acceptance or his or her employment with the Company.

5.6           Bankruptcy.  Each of the Company Confirmation Order and the Buyer Approval Order shall have been entered by the Company Bankruptcy Court and the Buyer Bankruptcy Court, respectively, shall be a Final Order and shall be in full force and effect, and the Plan shall be effective in accordance with its terms.  All conditions precedent to consummation of the Plan shall have been satisfied in all material respects or waived in accordance with the terms of the Plan.

5.7           Delivery of Transaction Documents.  Buyer shall have received each of the documents listed in Section 1.3(a).

5.8           Parent.  Parent shall have irrevocably (a) consented to the transactions contemplated by this Agreement, (b) voted in favor of the Plan and (c) withdrawn any of its claims against Buyer and/or its Affiliates under the Buyer Case.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE
COMPANY TO EFFECT THE CLOSING

The obligations of the Company required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by the Company as provided herein except as otherwise required by applicable Law:

6.1           Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).  Each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with by it in all material respects as of the Closing.  At the Closing, the Company shall have received a certificate, dated the Closing Date and duly executed by an authorized officer of Buyer on behalf of Buyer, to the effect that the conditions set forth in the two preceding sentences have been satisfied.

6.2           HSR Act; DOT and FAA.  All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.  All approvals and authorizations required to be obtained from the DOT and FAA in connection with the transactions contemplated hereby shall have been obtained.

6.3           Injunction.  No party hereto or any of their Affiliates shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents.

6.4           Bankruptcy.  Each of the Company Confirmation Order and the Buyer Approval Order shall have been entered by the Company Bankruptcy Court and the Buyer Bankruptcy Court, respectively, shall be a Final Order and shall be in full force and effect, and the Plan shall be effective in accordance with its terms.  All conditions precedent to consummation of the Plan shall have been satisfied in all material respects or waived in accordance with the terms of the Plan.

6.5           Delivery of Transaction Documents.  The Company shall have received each of the documents listed in
Section 1.3(b).

ARTICLE VII

TERMINATION

7.1           Termination.

(a)           This Agreement may be terminated at any time prior to the Closing:

(i)            by mutual consent of Buyer and the Company;

(ii)           by Buyer or the Company, if the Closing shall not have taken place on or prior to April 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to a party if such party’s failure to perform any covenant or obligation under this Agreement or breach of a representation or warranty contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided, further, that if any notice, declaration, report, waiver, filing, consent, registration, approval, permit or authorization required to be made with or obtained from any Government Authority in connection with the transactions contemplated hereby shall not have been obtained by the Termination Date and all other conditions in Article V have been satisfied, waived or are capable of being satisfied, then Buyer shall have the right, in its sole discretion, to extend the Termination Date to May 30, 2007;

(iii)          by Buyer or the Company if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any other Transaction Document, and such order, decree, ruling or other action shall have become final and nonappealable;

(iv)          by Buyer, if there has been any violation or breach by the Company of any representation, warranty, covenant or obligation of or by the Company contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer;

(v)           by the Company, if there has been a violation or breach by Buyer of any representation, warranty, covenant or obligation of or by Buyer contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Company impossible and such violation or breach has not been waived by the Company;

(vi)          by Buyer if (A) the Plan has not been filed by the Company with the Company Bankruptcy Court on or prior to January 22, 2007 or (B) the Disclosure Statement has not been filed by the Company with the Company Bankruptcy Court on or prior to January 23, 2007;

(vii)         by the Company if the Buyer Approval Order has not been entered by the Buyer Bankruptcy Court on or prior to March 8, 2007; or

(viii)        by the Company, if the Board of Directors of the Company shall have approved or recommended, or the Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 4.7(a)(ii); provided, however, that such termination under this Section 7.1(a)(viii) shall not be effective until the Company has made the payment required by Section 7.2(b).

(b)           If Buyer or the Company shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other party specifying the provision hereof pursuant to which such termination is made.

7.2           Effect of Termination.

(a)           In the event of the termination and abandonment hereof prior to the Closing pursuant to the provisions of this Article VII, this Agreement shall become void and have no effect, and, except as provided in Section 7.2(c), each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its directors, officers or shareholders; provided, however, that if this Agreement is terminated and abandoned because either party has defaulted under or breached this Agreement, other than due to a non-willful breach of any representation or warranty by the Company or Buyer, as applicable, then the party so electing to terminate this Agreement shall be entitled to pursue, exercise and enforce any and all other remedies, rights, powers and privileges available to it at law or in equity against the other party with respect to such breach or default.

(b)           If the Company terminates this Agreement pursuant to Section 7.1(a)(viii), then the Company shall pay to Buyer, in cash, a termination fee equal to 3% of the Reference Amount (the “Termination Fee”).  The Company shall satisfy its obligation under the preceding sentence by the wire transfer of immediately available funds to an account that Buyer designates not later than the date of such termination.

(c)           The Company acknowledges that the agreements contained in Section 7.2(b) are an integral part of the transactions contemplated hereby and that, without these agreements, Buyer would not enter into this Agreement.  Accordingly, if the Company fails to pay the amount payable under Section 7.2(b), then the Company shall pay to Buyer all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Buyer and its Affiliates in connection with the collection of such overdue amounts and the enforcement by Buyer of its rights under Section 7.2(b), together with interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

8.1           Expenses.  Except as provided in Section 7.2(c), each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby whether or not the transactions contemplated hereby are consummated, it being understood and agreed that all such fees and expenses of the Company shall first be paid by the Company out of its Cash (without giving effect to any proceeds received in connection with a Forward Contract), then out of any amount to be paid by Buyer to the Company Bankruptcy Estate pursuant to Section 1.1(d) and finally out of the Company Bankruptcy Estate.  Buyer will pay all required filing fees under the HSR Act in connection with the transactions contemplated by this Agreement.

8.2           Survival.  None of the representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall survive the consummation of the Closing.  It is understood and agreed that the covenants and agreements of the parties shall survive the consummation of the Closing.

8.3           Certain Interpretative Matters.  The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.  As used herein, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” “hereby,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, (c) Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified, and (d) unless the context otherwise requires, the word “or” is not exclusive.  Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The parties intend that each representation, warranty and covenant herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, as the case may be.

8.4           Notices.  All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next Business Day) or e-mail or like transmission, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

If to the Company:

Mesaba Aviation, Inc.
1000 Blue Gentian Road
Suite 200
Eagan, MN 55121
Fax No.:  (651) 367-5360
E-mail Address:  john.spanjers@mesaba.com
Attention:  John G. Spanjers, President and Chief Operating Officer

with copies to each of:

Ravich Meyer Kirkman McGrath & Nauman, P.A.
4545 IDS Center, 80 So. 8th Street
Minneapolis, MN 55402
Fax No.:  (612) 332-8302
E-mail Address:  mlmeyer@ravichmeyer.com
Attention:  Michael L. Meyer

Official Committee of Unsecured Creditors of Mesaba Aviation, Inc.
c/o BAE Systems Regional Aircraft
13850 McLearen Road
Herndon, VA 20171
E-mail Address: hamish.davidson@baesystems.com
Attention:  Hamish Davidson

Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004
Fax No.: (602) 253-8129
E-mail Address:  chansen@ssd.com
Attention:  Craig D. Hansen

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Fax (713) 236 5408
E-Mail address: kattnerk@haynesboone.com
Attention:  Kenric D. Kattner

If to Buyer:

Northwest Airlines, Inc.
2700 Lone Oak Parkway
Eagan, MN 55121
Fax No.:  (612) 726-3416
E-mail Address:  dave.davis@nwa.com
Attention: David Davis, Senior Vice President – Finance

with copies to each of:

Northwest Airlines, Inc.
2700 Lone Oak Parkway
Eagan, MN 55121

Fax No.:  (612) 726-7123
E-mail Address:  michael.miller@nwa.com
Attention:  Michael L. Miller, Vice President – Law and Secretary

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Fax No.:  (212) 422-4726
E-mail Address:  lefkowit@hugheshubbard.com
Attention:  Kenneth A. Lefkowitz

8.5           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other party (except that Buyer may assign, without the consent of the Company, (a) all of its rights and obligations under this Agreement and any other Transaction Document to any Affiliate of Buyer, any of whom may enforce its rights and remedies in connection with any such assignment, including the right to acquire the New Shares, it being agreed that no such assignment shall relieve Buyer of its obligations hereunder and (b) all of its rights and obligations under Section 1.7 to Parent).  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

8.6           Entire Agreement.  This Agreement and the other Transaction Documents (including the Schedules and Exhibits hereto and thereto) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto, including the Summary of Terms, dated December 20, 2006 between the Company and Buyer.  There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement and the other Transaction Documents.

8.7           Modifications, Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto.  In addition, the parties agree that any modification or amendment of any of Schedule 1.1(d), Schedule A-2, and Schedule A-3, shall require the prior written consent of legal or financial advisors of the Company Committee.  Any party hereto may, only by an instrument in writing, waive compliance by any other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

8.8           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other party.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 8.8, provided that receipt of copies of such counterparts is confirmed.

8.9           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

8.10         Severability.  To the fullest extent that they may effectively do so under applicable Law, the parties hereto hereby waive any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.  Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows:  (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

8.11         Submission to Jurisdiction; Waivers.  Each party to this Agreement hereby irrevocably and unconditionally:

(a)           (i) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement or any other Transaction Document may be instituted, and that any suit, action or proceeding by it against any other party with respect to this Agreement or any other Transaction Document shall be instituted, only in any of the following: (A) the Company Bankruptcy Court, so long as the Company Case remains open, (B) the Buyer Bankruptcy Court, so long as the Buyer Case remains open and (C) after the completion of the Company Case or the Buyer Case, the state courts of Minnesota (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in its sole discretion elect, except that any matter with respect to the Plan or its implementation must be instituted in the Company Bankruptcy Court, (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law;

(b)           agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 8.11(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company or Buyer, as the case may be, at the addresses for notices pursuant to Section 8.4 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 8.11 shall affect the right of the Company or Buyer or, as the case may be, to serve process in any other manner permitted by Law;

(c)           (i) waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document brought in any court specified in Section 8.11(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(d)           WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e)           to the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or its property, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement and the other Transaction Documents.

8.12         Specific Performance.  Each of the parties hereto acknowledges that Buyer would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of the Company set forth in this Agreement were not performed in accordance with their terms and therefore, the Company agrees that Buyer shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

8.13         No Presumption.  With regard to each and every term and condition of this Agreement and the other Transaction Documents, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

8.14         No Third Party Beneficiary.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.15         Representations.

(a)           Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in this Agreement.  Except as expressly set forth in this Agreement, Buyer further acknowledges and agrees that neither the Company nor any of its Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its business or the transactions contemplated by this Agreement provided by the Company or its Representatives to Buyer or its Representatives, and none of the Company nor any of its Representatives will have or be subject to any liability to Buyer or its Representatives resulting from the distribution to Buyer or its Representatives, or Buyer’s use, of any such information, including any confidential memoranda distributed on behalf of the Company relating to its business or other publication or information provided to Buyer or its Representatives, or any other document or information in any form provided by the Company or its Representatives to Buyer or its Representatives in connection with the sale of the New Shares and the transactions contemplated hereby.

(b)           Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that Buyer is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Buyer in this Agreement.  Except as expressly set forth in this Agreement, the Company further acknowledges and agrees that neither Buyer nor any of its Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer, its business or the transactions contemplated by this Agreement provided by Buyer or its Representatives to the Company or its Representatives, and none of Buyer nor any of its Representatives will have or be subject to any liability to the Company or its Representatives resulting from the distribution to the Company or its Representatives, or the Company’s use, of any such information, or any other document or information in any form provided by Buyer or its Representatives to the Company or its Representatives in connection with the transactions contemplated hereby.

[The next page is the signature page]

The parties hereto have caused this Agreement to be executed as of the date first written above.

Northwest Airlines, Inc.

By:	/s/ David M. Davis
Name: David M. Davis
Title: Senior Vice President, Finance and
Controller

Mesaba Aviation, Inc.

By:	/s/ John G. Spanjers
Name: John G. Spanjers
Title: President and Chief Operating Officer

S-1

EXHIBIT A

CERTAIN DEFINED TERMS

1.             For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

“Acquisition Proposal” means any proposal or offer from any Person other than Buyer or any of its Subsidiaries relating to:  (i) any direct or indirect sale of assets of the Company, (ii) any merger, reorganization, consolidation, share exchange or issuance, recapitalization, business combination, liquidation, dissolution or similar transaction involving the Company or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Associate” means, with respect to any Person:  (a) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of:  (i) any class or type of equity securities or other profits interest; or (ii) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Assumed Contract” means each of the Contracts set forth on Schedule A-1, as such schedule may be amended pursuant to this Agreement.

“Assumed Liabilities” means (1) trade payables and accrued operating expenses, but only including amounts owed for goods delivered or services rendered to the Company after the Company Petition Date in the Ordinary Course and liabilities for Committed Capital Projects to the extent set forth on Schedule A-2 but only to the extent related to Capital Project Expenditures not yet incurred and in no event exceeding the amounts set forth on Schedule 1.1(d), that, in each case, remain unpaid as of the Closing, are in the categories listed on Schedule A-2 and do not exceed the applicable amounts set forth with respect to each such category on Schedule A-2, it being understood and agreed that in no event shall such trade payable, accrued operating expense or Committed Capital Projects include any amounts owed for goods or services contracted for prior to the Company Petition Date, (2) accrued payroll for wages and salaries and accrued employee benefits specified on Schedule A-3 of employees of the Company, in each case, earned but not yet paid after the Company Petition Date and since the Company’s last regular payday, the present estimate of the amount of which for a full pay period and, if applicable, any stub period, is set forth on Schedule A-3 (provided that Assumed Liabilities shall not include any amount in excess of the pro-rata portion of such present estimate from the Company’s last regular payday until the consummation of the Closing except for accruals related to the categories of Accrued Vacation Pay, Bonus Accrual, Health/Dental Insurance, and Workers Compensation Insurance, which such categories may contain accruals beyond the pro-rata portion of such present estimate from the Company’s last regular payday until the consummation of the Closing but not more than listed as the maximum amount as set forth on Schedule A-3), (3) Liabilities arising after the consummation of the Closing and relating to events or circumstances occurring after the consummation of the Closing under the Assumed Contracts and (4) Liabilities for post Company Petition Date state property taxes accrued but not yet payable (but only to the extent specifically set forth on Schedule A-2) or to the extent provided under Section 4.9.

“Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Bankruptcy Estate” means the estate created by the commencement of the Buyer Case.

“Cap” means $10 million.

“Cash” means all cash, cash equivalents and long-term investments of a Person.

“Cobra” means Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA.

“Company Agreements” means all Contracts to which the Company is a party or by which the Company or any of its property may be bound or affected.

“Company Assets” means all of the assets, properties, privileges, claims and rights owned, used or held for use by the Company on the date of this Agreement or acquired thereafter (other than the Excluded Assets), whether such assets, properties, privileges, claims and rights are real, personal or mixed, tangible or intangible, wherever located, whether or not any of such assets, properties, privileges, claims and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in any financial statements, including all of the following assets, properties, privileges, claims and rights owned, used or held for use by the Company (except to the extent, if any, the following is an Excluded Asset): (1) all Cash; (2) all billed and unbilled accounts receivable and all notes receivable, prepaid expenses, deposits, credits, deferred charges, advance payments, security deposits and other similar assets; (3) all tangible assets, including property, plant, Aircraft, cars, trucks and other transportation equipment, parts inventory, other flight equipment, ground equipment, tools and other maintenance equipment, machinery, furniture, tenant improvements and office equipment, furnishings and fixtures, machinery and equipment under order or construction; (4) all Intellectual Property and other intangible assets; (5) all Permits, including all DOT, FAA and operating certificates; (6) all Assumed Contracts; (7) all books, records, ledgers, files, documents, correspondence, memoranda, forms, lists, copies of documents evidencing Intellectual Property, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the employees, photographs, quality control records and procedures, equipment maintenance records, manuals and warranty information, in each case, whether in hard copy, electronic or magnetic format; (8) all rights or choses in action arising out of occurrences before or after the Closing, including Third Party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, but excluding any claims that the Company may have against Parent; and (9) all rights to insurance and condemnation proceeds relating to any damage, destruction, taking or other impairment of the Company Assets.

“Company Bankruptcy Estate” means the estate created by the commencement of the Company Case.

“Company Equity” means any and all (i) Shares, (ii) securities, options, warrants, rights, calls, subscriptions, agreements, commitments or understandings of any nature whatsoever, fixed or contingent, that directly or indirectly (A) call for the issuance, redemption, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (B) obligate the Company to grant, offer or enter into any of the foregoing or (C) relate to the voting or control of such capital stock, securities or rights, and (iii) “phantom stock,” stock appreciation rights or other similar rights the value of which is related to or based upon the price or value of any class or series of capital stock of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as November 10, 2006, between Buyer and the Company.

 “Contract” means any mortgage, indenture, note, agreement, contract, lease, permit, license, franchise, obligation, instrument or other commitment, arrangement, undertaking or understanding of any kind, whether written or oral, binding or nonbinding.

“Copyrights”means all copyrights and registrations and applications therefor and all other rights corresponding thereto, and mask works and registrations and applications therefor.

“Cure Amounts” means the monetary amounts, as determined by the Company Bankruptcy Court, if any, necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Contracts as and to the extent required under Section 365(b) of the Bankruptcy Code.

“Domain Names” means all Internet addresses and domain names.

“Environmental Condition” means the presence in the environment (which shall include natural resources, flora and fauna, soil, surface water, ground water, and present or potential drinking water supply, subsurface strata or ambient air inside and outside of buildings) of any Hazardous Material or the exposure of any persons to Hazardous Materials.

“Environmental Laws” means all Laws relating to (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material, (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release or presence of Hazardous Materials on real property owned, leased or used by the Company and (d) reclamation or restoration of real property.

“Excluded Assets” means (1) the Allowed Claim, (2) any Company Agreement that is not an Assumed Contract, (3) any cause of action that the Company Bankruptcy Estate may have against Parent, (4) any claims, credits, rights of recovery and set-off of the Company arising prior to the Company Petition Date, relating to valid, enforceable and unobjectionable claims of creditors arising prior to the Company Petition Date and timely filed in the Company Case that are, in each case, set forth on Schedule A-5, in each case, solely to the extent of the amount of such creditor’s claim and to the extent approved by Buyer in writing (it being understood and agreed that if any such creditor’s claim is determined to be less than the amount set forth with respect thereto on Schedule A-5, such shortfall shall be deemed a Company Asset and shall promptly following such determination be transferred to the Reorganized Company), (5) the amounts, if any payable by Buyer to the Company Bankruptcy Estate pursuant to Sections 1.1(c) and 1.1(d), and (6) the rights of the Company under this Agreement or any other Transaction Document.

“Excluded Liabilities” means all Liabilities of the Company (other than the Assumed Liabilities), including (a) any Liability relating to an Assumed Contract that (i) is required to have been discharged on or prior to the Closing, including any Cure Amounts, or (ii) relates or arises out of a breach or default by the Company on or prior to the Closing (including any event occurring at or prior to the Closing that with the lapse of time or the giving of notice, or both, would become a breach or default), (b) any Liability relating to a Rejected Contract, (c) any Liability for refunds, (d) any Liability for Taxes, including any joint and several legal Liability and any Liability under any tax sharing agreement as a result of being included in a consolidated, combined or unitary group, but excluding, solely to the extent provided under Section 4.9, any Liabilities for post Company Petition Date state property taxes, and except as specifically set forth on Schedule 1.1(d), (e) except to the extent expressly assumed pursuant to clauses (2) and (3) of the definition of Assumed Liabilities, any Liability arising (whether arising before or after the Closing) under or with respect to any employee benefit plan or any other compensation or employee benefit plan, policy or arrangement maintained, contributed to, or entered into at any time by, Company or with respect to the employment of any employee, agent or independent contractor by the Company, including any Liability arising under or with respect to workers compensation, unemployment insurance premiums or any claims arising under any federal, state or local tax withholding, employment, labor or discrimination laws, (f) any Liability to the extent the existence of which constitutes a breach of any covenant, representation or warranty of the Company contained in or made pursuant to this Agreement (provided that Buyer acknowledges and agrees that it shall not assert a claim after the consummation of the Closing against the Company Bankruptcy Estate for any such Liability), (g) unless expressly included in Assumed Liabilities, any Liability based upon or with respect to the operation of the Company or its business, or the operation or use of the Company’s assets, in each case, prior to the Closing arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger) and any other Liability arising out of or relating to events or conditions occurring at or prior to the Closing, (h) any Liability based upon, arising under or with respect to the Excluded Assets, whether before, at or after the Closing, (i) any severance Liability with respect to any pre-Closing periods to employees of the Company and (j) any Liabilities of the Company under this Agreement or any other Transaction Document.

“Final Order” means an order or judgment of the Company Bankruptcy Court or the Buyer Bankruptcy Court, as applicable, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for a stay, motion or application for reconsideration or rehearing, notice of appeal or certiorari is filed within the deadline provided by applicable statute or regulation or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and (iii) as to which the deadlines for filing such request, motion, petition application, appeal or notice referred to in clause (ii) above have expired.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Authority” means any foreign, United States or international, federal, state or local (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal, including the FAA and the DOT.

“Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, flammable, explosive, toxic radioactive or otherwise hazardous substances or materials (whether solids, liquids or gases) that are regulated by or the subject of Environmental Laws, including petroleum, petroleum products, crude oil or any fraction thereof, urea formaldehyde, PCBs, pesticides, herbicides, asbestos, slag, acids, metals, solvents, and wastewater.

 “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

“Inbound IP Agreements” means an agreement granting to the Company any rights in Intellectual Property owned by a third party that is used by the Company in the conduct of its business, as currently conducted, excluding any “shrink-wrap” or “click-wrap” license agreements relating to Software desktop applications.

“Insider” means Parent, any director or officer of the Company or Parent, and any Affiliate, Associate or Relative of any of the foregoing Persons.

“Intellectual Property” means all intellectual property rights arising under the laws of any jurisdiction in which the Company currently is conducting business with respect to, arising from or associated with the following:  (i) Domain Names; (ii) Marks; (iii) Patents; (iv) Copyrights; (v) Trade Secrets; and (vi) all moral rights, rights of publicity and other intellectual property and proprietary rights of a similar nature.

“Key Employees” means the key employees of the Company to be identified by Buyer to the Company in writing on or prior to March 1, 2007.

“Knowledge” means the actual knowledge of each of the officers of the Company.

“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, standards, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies or other requirement of any Government Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Liability” means any liability, obligation, debt, claim, charge, demand, assessment, settlement, judgment, loss and damage of any kind or nature, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, legal or contractual, matured or unmatured, disputed or undisputed, secured or unsecured, joint or several, due or to become due, vested or unvested, or determined or determinable.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, obligation, tenancy, license, covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the UCC or any other Law of any jurisdiction).

“Marks” means all trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world.

“Material Adverse Effect” means any circumstance, state of facts or matters, change, event, occurrence, action or omission that, individually or in the aggregate, has or could have or result in a material adverse effect on (i) the business, assets, Liabilities, results of operation, operations, financial condition or EBITDA of the Company, or (ii) the ability of the Company to perform its obligations under this Agreement or any other Transaction Document; provided, however, that Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date of this Agreement, in laws, rules or regulations of general applicability or interpretations thereof by courts or Government Authorities, (2) changes, after the date of this Agreement, in general or regional economic or market conditions affecting airlines generally except to the extent that any such changes in general or regional economic or market conditions have a disproportionate adverse effect on the Company, or (3) public disclosure of the transactions contemplated hereby.

“Ordinary Course”means, with respect to an action taken by or omitted by a Person:

(a)           such action or omission is consistent with the past practices of such Person and is taken or not taken, as applicable, in the ordinary course of the normal day-to-day operations of such Person;

(b)           such action or omission is not required to be authorized by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person;

(c)           such action or omission is not required to be specifically authorized by a bankruptcy court;

(d)           such action or omission is similar in nature and magnitude to actions or omissions customarily taken or not taken, as applicable, without any authorization by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person; and

(e)           consistent with the representations and warranties in Section 2.8(b).

“Patents”means all patents, patent applications (including any divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues) and rights in respect of utility models or industrial designs.

“Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, exemption, certificate, variance or other similar permit, right or authorization required, issued or granted by any Government Authority and all pending applications therefor.

“Permitted Liens” means all:

(a)           liens for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty;

(b)           the title and other interests of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement;

(c)           such minor imperfections in title as do not detract in any material respect from the value or utility of the subject property in the operation of the business that uses such property.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, company other form of business or legal entity or Governmental Authority.

“Real Properties” means all real properties and interests in real properties (including any leasehold interests, licenses, options or reversionary interests), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets).

“Real Property Leases” means all leases, subleases, licenses, right to use or occupy and other occupancy agreements, and all amendments, modification or supplements thereto or renewals thereof, relating to Real Properties and to which the Company is a party or pursuant to which the Company uses or occupies any Real Property.

“Reference Amount” means the lesser of (a) the sum of the Allowed Claim plus the Cap and (b) the sum of the Forward Price, if any, plus the portion of the Allowed Claim that was not subject to the Forward Contract, if any, plus the Cap.

“Rejected Contract” means each of the Contracts set forth on Schedule A-4, as such schedule may be amended pursuant to this Agreement.

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Representatives” of any Person mean such Person’s directors, officers, employees, Affiliates, agents, counsel, accountants, financial advisors, consultants, and other representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission from time to time.

“Subsidiary” as it relates to any Person, means any Person more than 50% of the outstanding Voting Securities of which are owned or controlled, directly or indirectly, by such Person.

“Superior Proposal” means an unsolicited, bona fide, written, fully-financed proposal made by any Person other than Buyer or any of its Subsidiaries to acquire all of the capital stock of the Company (or any successor thereto) or to acquire all or substantially all of the assets of the Company on terms and conditions that the Board of Directors of the Company determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the terms and conditions of such proposal (including all legal, financial, regulatory, bankruptcy and other aspects of such proposal, the form of consideration and the risks associated with the form of consideration, any expense reimbursement provisions, any termination fees and the conditions associated with such proposal), is more favorable, by more than $5 million, to the Company’s creditors and Parent from a financial point of view than the Reference Amount and is reasonably likely to be timely consummated.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Government Authority, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, and any Liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

“Tax Return” means a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes,

including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof and any schedule or attachment thereto.

“Third Party” means any Person other than the Company, Buyer and any Subsidiary of Buyer.

“Trade Secrets”means all know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases, and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Transaction Document” means the Agreement and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

“UCC” means the Uniform Commercial Code, as amended, and any successor thereto.

“Voting Securities” means any class or classes of stock of a Person pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors (or similar body), irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

2.             The following terms are defined on the Sections indicated below.

Term	Section
Agreement	Preamble
Aircraft	2.10(a)
Allowed Claim	1.1(b)
Balance Sheet Date	2.5
Bankruptcy Code	Recitals
Benefit Plans	2.15(a)
Buyer	Preamble
Buyer Approval Order	Recitals
Buyer Bankruptcy Court	Recitals
Buyer Case	Recitals
Buyer Claim	1.7
Buyer Committee	3.5
Buyer Debtor	Recitals
Buyer Debtors	Recitals
Buyer Petition Date	1.1(b)
Cancellation and Issuance	1.1(a)
Challenger	4.9
Claims	2.8(a)

Closing	1.2
Closing Date	1.2
Code	2.15(b)
Common Stock	Recitals
Company	Preamble
Company Balance Sheet	2.5
Company Bankruptcy Court	Recitals
Company Case	Recitals
Company Committee	Recitals
Company Confirmation Order	Recitals
Company Financial Statements	2.4(a)
Company Patents	2.11(a)
Company Petition Date	Recitals
Company Registered Copyrights	2.11(a)
Company Registered Domain Names	2.11(a)
Company Registered IP	2.11(a)
Company Registered Marks	2.11(a)
Continued Offer of Employment	4.8
Deficiency	1.1(d)
Disclosure Statement	4.6(a)
DOT	2.3(d)(v)
Equity Cancellation	1.1(a)
ERISA	2.15(a)
FAA	2.3(d)(v)
Forward Contract	1.1(b)
Forward Price	1.1(b)
Judgments	2.8(a)
Leased Real Property	2.9(b)
New Common Stock	1.1(a)
New Shares	1.1(a)
New Shares Issuance	1.1(a)
Parent	Recitals
Plan	Recitals
Rejection Excess	1.1(c)
Reorganized Company	Recitals
Shares	Recitals
Subleases	2.9(b)
Termination Date	7.1(a)(ii)
Termination Fee	7.2(b)
Weekly Meeting	4.1

EXHIBIT B

FORM OF PLAN

B-1

EXHIBIT C

FORM OF BUYER APPROVAL ORDER

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x

In re:	x	Chapter 11

NORTHWEST AIRLINES CORPORATION, et al.,		Case No. 05-17930 (ALG)

Debtors.		Jointly Administered

ORDER PURSUANT TO SECTION 363

OF THE BANKRUPTCY CODE AND BANKRUPTCY

RULE 9019 APPROVING SETTLEMENT AND COMPROMISE BETWEEN
NORTHWEST AIRLINES, INC. AND MESABA AVIATION, INC. AND
AUTHORIZING NORTHWEST AIRLINES, INC. TO ENTER INTO STOCK
PURCHASE AND REORGANIZATION AGREEMENT

Upon consideration of the motion (the “Motion”)(1) of Northwest Airlines, Inc., as debtor and debtor in possession (“Northwest”), seeking entry of an order pursuant to section 363 of title 11, United States Code, (the “Bankruptcy Code”) and Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) approving a settlement and compromise between Northwest and Mesaba Aviation, Inc. (“Mesaba”) and authorizing Northwest to enter into and perform the Stock Purchase and Reorganization Agreement (the “Agreement”); and due notice of the Motion having been provided as set forth in the affidavit of service filed by Northwest, and no other or further notice of the Motion need be provided; and the Court having determined that the relief sought in the Motion is in the best interests of Northwest, its estate and

(1) Capitalized terms not defined herein shall have the meaning ascribed to them in the Motion.

all parties in interest; and upon the Motion; and all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor, it is hereby

ORDERED that the Motion is granted.  To the extent any objections to the Motion have not been withdrawn or resolved, they are hereby overruled; and it is further

ORDERED that the Agreement is approved, and Northwest is authorized to enter into and perform such Agreement, and to execute and deliver (without the need for further Court order) such other documents, agreements and instruments as shall be necessary and appropriate to implement the Agreement, consistent with the terms thereof; and it is further

ORDERED that subject to (i) a plan of reorganization becoming effective in Mesaba’s bankruptcy case that implements the terms of the Agreement, and (ii) Closing (as defined in the Agreement) of the transactions contemplated by the Agreement, Mesaba is granted an allowed general unsecured claim in Northwest’s bankruptcy case in an amount equal to $145 million, plus interest on such amount from and after the petition date of Northwest’s bankruptcy case (the “Northwest Petition Date”) to the extent that other general unsecured creditors of Northwest receive interest from and after the Northwest Petition Date pursuant to Northwest’s plan of reorganization (the “Mesaba Allowed Claim”); and it is further

ORDERED that the Mesaba Allowed Claim is not subject to reconsideration pursuant to Rule 3008 of the Bankruptcy Rules or section 502(j) of the Bankruptcy Code; and it is further

ORDERED that the Court shall retain jurisdiction with respect to any matters, claims, rights or disputes arising from or related to the implementation of this Order; and it is further

ORDERED that notwithstanding the possible applicability of Bankruptcy Rules 6004, 7062, 9014, any other provision of the Bankruptcy Rules, Bankruptcy Code or otherwise, this Order shall take effect immediately upon signature by this Court; and it is further

ORDERED that the requirement under Rule 9013-1(b) of the Local Bankruptcy Rules for the Southern District of New York for the filing of a memorandum of law is waived.

Dated:	New York, New York

, 2007

UNITED STATES BANKRUPTCY JUDGE